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                                                                  Exhibit 11 (a)


                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                         Earnings Per Share Computations
                                  (Unaudited)
           (Millions of Dollars, except share and per share amounts)



                                                         Three Months Ended
                                                           March 31, 1997
                                                     ---------------------------
                                                     Primary       Fully Diluted
                                                     -------       -------------
Net earnings available for common stockholders        $26.9             $26.9
                                                      =====             =====
Weighted average number of shares of common
 stock outstanding during the period exclusive
 of the following:                                     45.7              45.7
Common stock equivalents:
  Restricted stock                                       .1                .1
  Non qualified stock options                           2.1               2.1
Adjusted weighted average number of shares of
  common stock outstanding during the period           47.9              47.9
                                                       =====             =====
Earnings per share                                    $0.56             $0.56
                                                       =====             =====




        See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.


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